Exhibit 5.2

April 29, 2015

Rare Element Resources Ltd.

225 Union Boulevard, Suite 250

Lakewood, CO  80228

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (File No. 333-189235) (the “Registration Statement”), of Rare Element Resources Ltd., a British Columbia corporation (the “Company”), declared effective by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus dated July 30, 2103 included in it (the “Base Prospectus”), as supplemented by the prospectus supplement dated April 27, 2015 (the “Final Prospectus Supplement,” and as so supplemented, the “Final Prospectus”), covering 5,230,770 common shares (the “Shares”) of the Company, no par value per share (the “Common Shares”) and warrants (the “Warrants”) to purchase up to 2,615,385 Common Shares (the “Warrant Shares”).  The Final Prospectus Supplement also registers the issuance of warrants (“Agent’s Warrants”) to purchase up to 261,539 Common Shares, issuable to H.C. Wainwright & Co., LLC, the placement agent in the proposed offering (“HCW”), and the Common Shares issuable upon exercise of the Agent’s Warrants.

The Warrants are being sold to certain purchasers pursuant to a Securities Purchase Agreement dated April 24, 2015 (the “SPA”) and a Form of Common Share Purchase Warrant (the “Form of Warrant”).  The Agent’s Warrants are being issued to HCW pursuant to a Placement Agency Agreement dated April 21, 2015, as amended on April 24, 2015 (the “Agency Agreement”).  The SPA, Form of Warrant and Agency Agreement (collectively, the “Transaction Documents”) have been filed as Exhibits to a Current Report on Form 8-K of the Company filed on April 27, 2015, which was incorporated by reference into the Registration Statement and the Final Prospectus.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those

1550 17th Street, Suite 500 ▪ Denver, CO 80202 ▪ 303 892 9400 ▪ fax 303 893 1379 ▪ DGSLAW.COM

Rare Element Resources Ltd.

April 29, 2015

latter documents.  As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.  We have further assumed the due execution and delivery of each Transaction Document by the parties thereto, other than the Company (the “Other Parties”), that all Other Parties are duly organized, validly existing and in good standing under the jurisdictions of their organization, that the Transaction Documents have been duly authorized by and constitute the valid and binding obligations of the Other Parties and are enforceable against the Other Parties in accordance with their terms.

Based upon the foregoing, we are of the opinion that the Warrants and Agent’s Warrants, when issued and sold as contemplated in the Registration Statement, the Final Prospectus and the Transaction Documents, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws, which relate to or affect creditors’ rights generally, and by general principles of equity (including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

This opinion is limited to the laws of the State of New York.  We hereby consent to your filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Final Prospectus.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

This opinion is limited to the matters expressly set forth herein.  This opinion is given and speaks only as of the date hereof and is limited to our knowledge of the facts and the laws, statutes, rules and regulations, and judicial and administrative interpretations thereof, as currently in effect.  We assume no obligation to advise any party of changes of any kind that may hereafter be brought to our attention, even if such changes would affect our opinion, or to update or supplement this opinion after the date hereof.

Very truly yours,

/s/ Davis Graham & Stubbs

DAVIS GRAHAM & STUBBS LLP